                                                                  EXHIBIT 10.66


                           2002 EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("the 2002 Employment Agreement") is made this 19th day of September, 2002, effective September 20, 2002 (the "Effective Date"), by and between THE PROFIT RECOVERY GROUP INTERNATIONAL INC., a Georgia corporation (the "Company") and ROBERT G. KRAMER, a resident of the State of Florida (the "Employee").

                                  WITNESSETH:

         WHEREAS, the parties hereto are party to that certain Employment Agreement, dated February 12, 1998, and effective as of October 13, 1997 the "Prior Employment Agreement" whereby the Company employed Employee as Executive Vice President and Chief Information Officer of the Company; and

         WHEREAS, Section 20 of the Prior Employment Agreement provides that the Prior Employment Agreement may be modified by a writing by the parties thereto.

         WHEREAS, the parties signatory to this 2002 Employment Agreement were parties to the Prior Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Compensation. For services rendered by Employee under the Employment Agreement during the term herein Employee shall be entitled to receive the following compensation:


                  a. Base Salary. For the remainder of calendar year 2002, the Employee's base salary will be at the rate of $240,000.00 per annum, paid $9,230.97 every two weeks and pro-rated for partial periods. For the remainder of calendar year, 2002, the term "Adjusted Base Salary" means and refers to the sum of Employee's Base Salary and Twenty-Five Thousand and No/100 ($25,000.00) Dollars (such Twenty-Five Thousand and No/100 ($25,000.00) Dollars, together with accrued interest as hereinafter provided, is referred to as the "Salary Deferred Compensation Credit"). The Employee's Salary Deferred Compensation Credit will not be paid to Employee but such amount will instead be deferred and credited to Employee's Account (as defined in the Deferred Compensation Schedule). The Employee's Base Salary (and Employee's "Adjusted Base Salary") for the period January 1, 2003, through December 31, 2003, will be at the rate of $132, 500 per annum, paid $5, 096.15 every two weeks and pro-rated for partial periods. Beginning January 1, 2003, there



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         will be no Salary Deferred Compensation Credit. Effective January 1,
         2003, the Employee shall be available for work as mutually agreed upon.

                  b. Bonus. The Employee shall be entitled to a one-time bonus of $397,000 for 2002 payable as of December 31, 2002.

                  c. Performance Bonus. The Employee shall be entitled to a performance bonus in accordance with the 2002 incentive plan document.

         2. Automobile Allowance. For the remainder of calendar year 2002, Employee will be eligible for a car allowance paid at the rate of $14,600.00 per annum, paid $1,216.67 monthly during the Employee's employment and pro-rated for partial periods. Employee will not be eligible for a car allowance after December 31, 2002.

         3. Employee Benefits. The Employee will be entitled to participate in PRG-Schultz's Employee Benefits Plan (including, without limitation, medical, dental, life, short term and long term disability insurance, flexible spending accounts, 401(k) Savings Plan and Employee Stock Purchase Program). PRG-Schultz shall continue to pay through December 31, 2003, the premiums on the life insurance policies that the Company now has in effect on the Employee's life. The Company agrees to transfer to the Employee such policies upon the termination of the Employee.

                  a. Reimbursement of Expenses. The Company agrees to pay the Employee's reasonable travel and business expenses upon the submission of receipts in accordance with the Company's normal practices and procedures. Travel and business expenses shall include reasonable commuting expenses between Tampa and Atlanta.

                  b. Deferred Compensation. Employee will participate in PRG-Schultz's Deferred Compensation Program through December 31, 2002 pursuant to the terms set forth in the attached Deferred Compensation Schedule. Notwithstanding the foregoing, upon the Employee's termination of employment with the Company or December 31, 2002, whichever first occurs, the Employee shall be 100% vested in all the Salary Deferred Compensation Credits (as described in Exhibit A) in his account.

         4.       Termination.

                  a) This Agreement may be terminated by the Employer for "cause" upon delivery to Employee of a notice of termination. As used herein, "cause" shall mean the Employee's (i) being indicted or otherwise formally charged with fraud, dishonesty, commission of a felony or an act of moral turpitude, or (ii) engaging in gross negligence or willful misconduct with respect to the essential duties of his position or any action expressly prohibited by Sections 6(a), 6(b), 6(c), 6(d), 8, 9 of the Prior Employment Agreement. Notwithstanding the foregoing if the Employee is terminated for cause the Employee shall be entitled to receive the $397,000 special


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         bonus.

                  b) The Employee may, without cause, terminate this 2002 Employment Agreement by giving PRG-Schultz thirty (30) days' written notice in the manner specified in Section 11 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice or such earlier date as PRG-Schultz specifies.

                  c) Your employment may be terminated by you for "Good Reason" upon thirty (30) days prior written notice of termination (the "Termination Notice") served personally with such "Good Reason" being specified in the Termination Notice; provided that at the time of such notice to PRG-Schultz, there is no basis for termination by PRG-Schultz of your employment for cause; and further provided that at the time of such Termination Notice to PRG-Schultz you have delivered at least 30 days prior thereto a written notice to PRG-Schultz (the "Event Notice") stating a condition exists which with the passage of time will allow you to terminate your employment for "Good Reason" and specifying the factual basis for such condition and such condition has not been cured by PRG-Schultz prior to its receipt of the Termination Notice. For purposes of this provision, "Good Reason" means any one of the following: (i) the assignment to you of duties or a position or title inconsistent with or lower than the duties, position or title provided in this offer letter; (ii) the principal place where you are required to perform a substantial portion of your employment duties hereunder is outside of the metropolitan Atlanta, Georgia area; or
         (iii) the reduction of your Base Salary or potential Bonus below amounts set forth herein; provided however you shall have no right to terminate pursuant to this Section if PRG-Schultz's Board of Directors or the Compensation Committee of the Board (the "Committee") has duly authorized and directed a general compensation decrease for all executive employees of PRG-Schultz and the reduction of the sum of your Base Salary and potential Bonus hereunder is similarly reduced in respect of other executives. Notwithstanding the foregoing, a termination shall not be treated as a termination for "Good Reason"
         (A) if you have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (B) unless you have delivered an Event Notice to PRG-Schultz at least 30 days prior to providing the Termination Notice and the event identified in the Event Notice shall not have been cured by PRG-Schultz prior to its receipt of the Termination Notice.

                  d) In the event of Employee's Disability, physical or mental, the Company shall have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate Employee's employment immediately. For purposes of this Agreement, the term "Disability" shall mean Employee's inability or expected inability (or a combination of both) to perform the services required of Employee hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence, provided the Employee satisfies the criteria for total and permanent disability under the applicable


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         Company sponsored disability plan. If there is a dispute between the
         Company and Employee or Employee's legal representative as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by the Company and a medical doctor selected by Employee or Employee's legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

         If a disability termination occurs, the Employee shall be entitled to all unpaid Base Salary and bonus for the year in which such disability termination occurs.

                  e) If the Employee is terminated, all provisions in this 2002 Employment Agreement or the Prior Employment Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

         5.       Severance Payments.

                  a. If the Employee's Employment with the Company is terminated by the Company without cause on or after January 1, 2004 or at any time for cause or if the Employee voluntarily resigns, the Employee will receive his Adjusted Base Salary prorated through the date of termination or resignation, whichever applies, payable in accordance with the Company's normal payroll procedure, and the Employee will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

                  b. If the Employee's employment with the Company is terminated by death, the Employee's estate will receive within 60 days of death in a single sum the Employee's Adjusted Base Salary for 2002 and 2003. If the Employee dies in 2002 his estate shall receive within 60 days the $397,000 special bonus.

                  c. If the Employee's employment is terminated for any reason, the Employee will be paid within sixty (60) days of termination for the value of all unused vacation time which accrued during the calendar year in which such termination occurs up to the date of termination in accordance with the Company's policies.

                  d. If prior to January 1, 2004 the Employee's employment is terminated by the Company without cause or by the Employee for Good Reason, Employee will receive a severance payment equal to the sum of (1) the Employee's 2002 performance bonus to the extent such bonus has not already been paid and (2) any unpaid Adjusted Base Salary for the time period that begins on January 1, 2003 and ends on December 31, 2003 (3) The difference between $50,000 and the pro-rata portion of both the employee and employer deferred compensation contribution will be paid as an


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         additional bonus.

         6. Notices. Any notice to be given under this 2002 Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

         If to PRG-Schultz:         The Profit Recovery Group USA, Inc.
                                    2300 Windy Ridge Parkway
                                    Suite 100 North
                                    Atlanta, Georgia 30339-8426
                                    Attention: General Counsel

         If to the Employee:        408 South Newport Avenue
                                    Tampa, Florida 33606

         7. Withholdings. PRG-Schultz will deduct or withhold from all amounts payable to the Employee pursuant to this 2002 Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

         8. Incorporation by Reference. Any provisions of the Prior Employment Agreement that are not set forth herein are hereby incorporated herein by reference. Notwithstanding the foregoing, to the extent any provision of the Prior Employment Agreement is inconsistent with this 2002 Employment Agreement, this 2002 Employment Agreement shall control.

         9. Successors and Assigns. This 2002 Employment Agreement may not be assigned by Employee. In the event that the Prior Employment Agreement is assigned by the Company, this 2002 Employment Agreement shall also be assigned to the assignee thereof.

         10. Counterparts. This 2002 Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

         11. Entire Agreement. This 2002 Employment Agreement, the Prior Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute the entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This 2002 Employment Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this 2002 Employment Agreement


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as of the date first written above.


                                    COMPANY:

                                    THE PROFIT RECOVERY GROUP
                                    INTERNATIONAL, INC.

                                    By: /s/ Marie Neff
                                       ----------------------------------------
                                    Marie Neff
                                    Senior Vice President - Human Resources

                                    EMPLOYEE:

                                    /s/ Robert G. Kramer                 (SEAL)
                                    -------------------------------------
                                    Robert G. Kramer


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                                   EXHIBIT A

                         DEFERRED COMPENSATION SCHEDULE

(a) Annual Deferred Compensation Credit. PRG-Schultz will continue to maintain an account (the "Account") which, subject to the exceptions set forth below, will be increased during calendar year 2002 by an amount equal to the sum of (i) the Salary Deferred Compensation Credit (as defined in the body of your Employment letter) and (ii) Twenty-Five Thousand and No/100 ($25,000.00) Dollars (the "Company Deferred Compensation Credit"). If your employment with PRG-Schultz is terminated prior to January 1, 2003 due to (a) termination by PRG-Schultz without cause as a result of your position with PRG-Schultz being eliminated, or (b) your death, Disability or Retirement (as defined below), (i) a prorated portion of the Salary Deferred Compensation Credit will be credited to your Account in respect of the month in which such termination occurs based upon the ratio of the number of days in such month that you were an employee of PRG-Schultz to the total number of calendar days in such month and no further credit will be made for any subsequent period, (ii) a partial credit will be made to the Account with respect to a Company Deferred Compensation Credit for such calendar year prorated based on the ratio of the number of days in such year that you were an employee of PRG-Schultz to the total number of days in such year, and (iii) the Account will also be credited with an amount computed like interest on the credit balance of the Account at the rate publicly announced from time to time by Bank of America, N.A., Atlanta, Georgia, as its "prime rate." If your employment with PRG-Schultz is terminated for any reason other than due to (a) termination by PRG-Schultz without cause as a result of your position with PRG-Schultz being eliminated prior to January 1, 2003, or (b) your death or Disability prior to January 1, 2003, no portion of the Salary Deferred Compensation Credit will be credited to your Account in respect of the month in which such termination occurs or any subsequent period and the amount that would have otherwise been credited in your Account pursuant to the immediately preceding sentence in respect of the month in which such termination occurs will instead be paid to you as additional Base Salary and no credits will be made to the Account with respect to a Company Deferred Compensation Credit for such calendar year. For these purposes, the Salary Deferred Compensation Credit and all interest accrued on the credit balance of the Account shall be deemed to be credited to the Account as of the end of each month and the Company Deferred Compensation Credit shall be deemed to be credited to the Account as of December 31 of each year unless your employment with PRG-Schultz terminates due to (a) termination by PRG-Schultz without cause as a result of your position with PRG-Schultz being eliminated prior to January 1, 2003, or (b) your death or Disability prior to January 1, 2003, in which case the Company Deferred Compensation Credit for your final year of employment will be deemed to be credited to the Account as of the last day of the month within which your employment with PRG-Schultz is


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         terminated. PRG-Schultz shall in all events determine (in its sole and absolute discretion) whether your employment with PRG-Schultz has been terminated as a result of your position with PRG-Schultz being eliminated.

(b) Vesting. The provisions of this Section (b) shall determine the portion of the Account which is vested and eligible for payment in accordance with Section (c) of this Schedule.

         (i) General Vesting Rule. You will be immediately vested in the portion of the account attributable to all Salary Deferred Compensation Credits and subject to the other provisions of this Schedule, interest credited with respect thereto. Subject to the other provisions of this Schedule, your right to the portion of the Account attributable to each Company Deferred Compensation Credit and all interest credited with respect thereto (as determined pursuant to Section (a) of this Schedule) will vest as follows:


                                    Date                    Total Amount Vested

                           As of December 31, 2001                  40%
                           As of December 31, 2002                 100%

         (ii) Termination Due to Death, Disability or Retirement. If your employment with PRG-Schultz terminates due to your death or Disability, then notwithstanding anything to the contrary in Section (b)(i) of this Schedule, you, in the event of Disability or Retirement, or your Beneficiary, in the event of your death, will be vested in the entire balance of the Account [including any Company Deferred Compensation Credit credited to the Account as of the last day of the month within which your employment with PRG-Schultz is terminated, as provided in Section (a) of this Schedule].

         (iii) No Further Credits. Except as otherwise expressly provided for above, upon your termination of employment with PRG-Schultz, no further increase in the vested balance shall be made to the Account.

(c) Payments Following Termination of Employment. If your employment with PRG-Schultz is terminated for any reason, you (or, in the event of your death, your Beneficiary) will receive a payment equal to the portion of the Credit Balance of the Account which is vested in accordance with Section (b) of this Schedule within sixty (60) days after the earlier to occur of (A) your death, or (B) your termination of employment with PRG-Schultz.

(d) Beneficiary. You have the right to designate a beneficiary ("Beneficiary") under this Agreement who shall succeed to your right to receive payments with respect to this Schedule in the event of your death. If you fail to designate a Beneficiary


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         or a Beneficiary dies without your designation of a successor
         Beneficiary, then for all purposes hereunder the Beneficiary shall be your estate. No designation of Beneficiary will be valid unless in writing signed by you, dated and delivered to PRG-Schultz. Beneficiaries may be changed by you without the consent of any prior Beneficiary.

(e) Rights Unsecured; Unfunded Plan; ERISA. PRG-Schultz's obligations arising under this Schedule to pay benefits to you or your Beneficiary constitute a mere promise by PRG-Schultz to make payments in the future in accordance with the terms hereof and you and your Beneficiary have the status of a general unsecured creditor of PRG-Schultz. Neither you nor your Beneficiary have any rights in or against any specific assets of PRG-Schultz. It is our mutual intention that PRG-Schultz's obligations under this Schedule be unfunded for income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). We each will treat our obligations under this Schedule as maintained for a select group of management or highly compensated employees exempt from Parts 2, 3 and 4 of Title I of ERISA. PRG-Schultz will comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation 2520.104-23.

(f) Nonassignability. Your rights and the rights of your Beneficiary to payments pursuant to this Schedule hereof are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, or garnishment by your creditors or those of your Beneficiary.


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